Exhibit 99.2



Transcript of announcement by the Chairman and Chief Executive Officer of Tennessee Commerce Bancorp, Inc., that the Corporation's common stock will begin trading on NASDAQ's Over-the-Counter market, to the Franklin Rotary at Breakfast, Franklin, Tennessee, on December 14, 2005.



         During a meeting of the Franklin Rotary at Breakfast, Franklin, Tennessee, on Wednesday, December 14, 2005 at 7:15 AM, Arthur F. Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp, Inc. announced the following information to the meeting attendees:

         Arthur Helf: "Tennessee Commerce Bancorp will be traded under the symbol TNCC on the OTC NASDAQ effective Friday, December 16, 2005."